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                                                                     Exhibit 2.1


                             CONTRIBUTION AGREEMENT
                                 (GAIN ASSETS)

         THIS CONTRIBUTION AGREEMENT (the "Agreement") is by and between CAMDEN SUBSIDIARY, INC., a Delaware corporation (hereinafter called the "Contributor") and SIERRA-NEVADA MULTIFAMILY INVESTMENTS, LLC, a Delaware limited liability company (hereinafter called the "Company").

                                   ARTICLE 1.
                                  Definitions

         Section 1.1 As used in this Agreement, unless the context otherwise requires or it is otherwise herein expressly provided, the following terms shall have the following meanings:

         CLOSING: The consummation of the transaction contemplated by this Agreement.

         CLOSING DATE: June 29, 1998 or such earlier or later date as mutually agreed to by Company and Contributor.

         IMPROVEMENTS: The buildings, structures, fixtures and other improvements of every kind and nature situated on, in or under the Real Property.

         PERMITTED EXCEPTIONS: With respect to each parcel of land comprising the Real Property, separately from all other such parcels, the matters identified on Exhibit H attached hereto as the Permitted Exceptions relating to that parcel or to all parcels.

         PERSONAL PROPERTY: All fixtures; equipment; compressors; engines; electrical systems, fixtures and equipment; plumbing fixtures, systems and equipment; heating fixtures, systems and equipment; air conditioning fixtures, systems and equipment; furniture; refrigerators; dishwashers; disposals; ranges; range hoods; ovens; microwaves; carpets, drapes; maintenance equipment; washing machines and dryers; appliances of every kind; tools; landscaping; pool equipment; statuary; television antennae, systems and equipment; intercom equipment and systems; elevator fixtures, systems and equipment; central music systems and equipment; security and fire alarms, systems and equipment; and all other machinery; equipment; fixtures; automotive vehicles; carts; supplies; replacement parts; building materials; and personal property of every kind and character, tangible or intangible, owned by the Contributor and used or usable in connection with the operation of the Improvements, including any and all trade names used in connection with the ownership, use or operation of the Property other than the name "Oasis" which is expressly reserved to Contributor and its affiliates (collectively, the "Trade Names").

         REAL PROPERTY: The real property described on Exhibit "A" annexed hereto and made a part hereof consisting of nine (9) tracts of land in the State of Nevada and all easements, rights, appurtenances and hereditaments relating or appertaining thereto.
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         RELATED AGREEMENTS: The two Agreements of Purchase and Sale bearing even date herewith entered into by Company (as the "Purchaser" thereunder) and Camden Subsidiary, Inc., and NQRS, Inc., respectively (as the "Seller" thereunder), which are substantially similar to this Agreement but provide, respectively, for Company's purchase from Camden Subsidiary, Inc. and NQRS, Inc., respectively of an aggregate of ten
         (10) residential apartment properties situated in the State of Nevada.

         TENANT LEASES: Leases, licenses, contracts and other agreements for the use or occupancy of any space in the Real Property or Improvements, written or verbal.

         Section 1.2 The effective date of this Agreement (the "Effective Date") shall be the later of the two dates upon which this Agreement is executed by Contributor and Company as set forth beside their respective signatures.

         Section 1.3 To the extent other terms are defined elsewhere in this Agreement, such terms shall have the meanings set forth herein.

                                   ARTICLE 2.
                                  Contribution

         Section 2.1 Subject to the terms and provisions hereof, the Contributor agrees to contribute to the Company, and the Company agrees to acquire from the Contributor the following (collectively, the "Property"):


                  (a) Fee simple title to and ownership of the Real Property and Improvements, together with all right, title and interest, if any, of Contributor in and to any unpaid award made or to be made for the taking by condemnation or otherwise, for public or quasi-public use or purpose of such right, title or interest and any unpaid award for damage to any or all of the Real Property or Improvements by reason of change of grade of any such street, road or avenue; and all easements, right-of-way, privileges, licenses (written or oral), and all appurtenances thereto;

                  (b) All of Contributor's right, title and interest, if any, in and to:

                       (1) All plans and specifications, site plans, soil and
                  substrata studies, architectural drawings, floor plans, landscape plans, and other plans, reports or documents of any kind whatsoever relating to the Real Property or Improvements;

                       (2) The Trade Name and any telephone listings thereof;

                       (3) All guaranties or warranties delivered to, or whose
                  benefit has been assigned to Contributor or made to or inuring to the benefit of Contributor in connection with the construction, development, ownership, use, improvement, repair, operation or maintenance of the Improvements, and all agreements or contracts (if any) entered into by, or whose benefit has been assigned to, Contributor or made to or inuring to the benefit of Contributor in connection with the development, construction, ownership, use, improvement, repair, operation or maintenance of the Improvements (the "Miscellaneous Agreements");

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                       (4) All building and other permits, licenses or approvals
                  heretofore or hereafter granted by any governmental authority with respect to the development, construction, ownership, use, improvement, repair, maintenance, occupancy or operation of the Improvements.

                       (5) All unpaid insurance proceeds relating to any damage
                  to or destruction of, and all unpaid damages and awards relating to any condemnation or other taking of, all or any part of the Property.

                 (c)   The Personal Property.

                 (d)   The Tenant Leases.

                 (e) All reports, files, correspondence, documents and writings of any kind whatsoever relating to any of the foregoing which are in Contributor's possession or control.

                                   ARTICLE 3.
                          Consideration for Conveyance

         Section 3.1 Subject to the terms, conditions and provisions herein contained, Company agrees to pay and assign to Contributor, and Contributor agrees to accept, as consideration for the contribution of the Property to the Company, (a) the sum of Eighty-Six Million Six Hundred Eighty-Five Thousand and No/100 Dollars ($86,685,000) (the "Purchase Price"), which shall be due and payable at Closing as follows:

                  (a) The sum of Seventy-Six Million Seven Hundred Three and No/100 Dollars ($76,703,000) shall be due and payable in cash or immediately available funds at Closing (the "Cash Payment");

                  (b) Company shall assume the outstanding principal balances (collectively, the "Assumed Loan Balance") as of the Closing Date (not to exceed the amount of the original principal balances) of, but no accrued and unpaid interest, fees or other charges as of the Closing Date under or relating to, (i) that one certain loan (the "Plaza Assumed Loan") in the original principal amount of $6,000,000.00 from Washington Mortgage Financial Group, Inc. ("Lender") to Oasis Residential, Inc. (predecessor to Contributor) ("Oasis"), such Loan being secured in part by liens on the portion of the Property identified on Exhibit "A" as the Plaza Property and being evidenced in part by a promissory note from Oasis to Lender in the original principal amount of $6,000,000.00 and dated August 11, 1994 (together with any and all other documents securing, evidencing or pertaining to the Plaza Assumed Loan, the "Plaza Assumed Loan Documents"), the outstanding balance of which on the Closing Date is estimated to be $6,000,000.00 and (ii) that one certain loan (the "Landing Assumed Loan") in the original principal amount of $4,095,000.00, from Lender to Oasis, such Loan being secured in part by liens on that portion of the Property identified on "Exhibit A" as the Landing Property and being evidenced in part by a promissory note from Oasis to Lender in the original principal amount of $4,095,000.00 and dated October 22, 1993 (together with any and all other documents securing, evidencing or pertaining to the Landing Assumed Loan, the "Landing Assumed Loan Documents"), the outstanding balance of which on the






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         Closing Date is estimated to be $3,982,000. The Plaza Assumed Loan and the Landing Assumed Loan are hereinafter collectively called the "Assumed Loan" and the Plaza Assumed Loan Documents and the Landing Assumed Loan Documents are hereinafter referred to as the "Assumed Loan Documents". If at Closing the outstanding amounts due under the Assumed Loan has been reduced from the estimated amounts set forth above, the Purchase Price shall not be reduced, but to the extent (if any) that the cash amounts due under the Related Agreements is not incurred correspondingly, the Cash Payment will be increased by the amount of such reduction.

                  (c) Company shall issue to Contributor all of the limited liability company interests in the Company.

         Section 3.2 At Closing, Company shall assume and agree to pay the Assumed Loan Balance of the Assumed Loan. At Closing, Contributor and Company shall execute and deliver all such documents and instruments (the "Loan Assumption Documents") required by Lender to evidence such assumption in form reasonably satisfactory to Lender and Company. Company shall not be responsible for the payment at Closing of any assumption or transfer fees or any other transaction costs incurred in connection with assumption of the Assumed Loan Balance.

         Section 3.3 As consideration for the conveyance of the Trade Names, Company shall pay to the Contributor, and Contributor agrees to accept, the sum of TEN AND NO/100 DOLLARS ($10.00) in cash at Closing. It is expressly agreed that such sum represents that portion of the Purchase Price that is attributable to or paid for the Trade Names.

                                   ARTICLE 4.
                                Survey and Title

         Section 4.1 Contributor will, at Contributor's expense, cause to be delivered to Company at the Closing the following, all of which will be subject to Company's approval: (i) a title commitment signed by the title company agreeing to deliver an ALTA owner's policy of title insurance in the amount of the Purchase Price, with extended coverage over any general permitted exceptions to such policies at Company's expense, insuring Company as the owner of the Real Property and Improvements subject to no exceptions other than the Permitted Exceptions (the "Title Policy"); and (ii) a currently-dated as-built plat of survey of each parcel of land comprising the Real Property, certified to Company as having been prepared in accordance with the standards most recently adopted by ALTA and ACSM (the "Survey").

                                   ARTICLE 5.
            Representations, Warranties and Covenants of Contributor

         Section 5.1 Contributor represents and warrants to Company that as of the Effective Date and also as of the Closing Date, the following statements are and will be true and correct:

                  (a) Except as disclosed on Schedule 5.1(a) hereto, the Assumed Loan Documents are in full force and effect, and Contributor has not received written notice from Lender, nor does it otherwise have knowledge of, any default or event of default thereunder.








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                  (b)  There are no parties in possession of, and no person has any right to the use or possession of, or to occupy, any portion of the Real Property or Improvements as lessees or tenants at sufferance or otherwise, except for tenants under the Tenant Leases, and, except for such tenants, no person has any right to enter onto the Real Property except for those who, pursuant to easements or other Permitted Exceptions or the Miscellaneous Agreements have the right to enter onto the Real Property solely for purposes of providing or servicing utilities to the property or providing laundry services or facilities at the Real Property.

                  (c) Except as disclosed on Schedule 5.1(c) hereof, Contributor has not received notice of, and Contributor has no actual knowledge of any pending or threatened condemnation, eminent domain, or similar proceeding, or any special or other assessment affecting the Real Property or Improvements or any part thereof.

                  (d) Contributor is duly authorized and empowered to sell the Property. Contributor has obtained all necessary approvals required under its organizational or operational documents for entering into this Agreement and for the consummation of this transaction. This Agreement has been duly authorized by all necessary and appropriate action of Contributor, has been executed on Contributor's behalf by its duly authorized representative, and is a legal, valid and binding obligation of Contributor.

                  (e) Except as disclosed on Schedule 5.1(e) hereof, Contributor has not received notice of, and Contributor has no actual knowledge of, any pending or threatened claims or lawsuits which could, if decided adversely to Contributor or Company or otherwise, materially affect the Real Property or Improvements or any part thereof or the use or value thereof or which could become a lien on any thereof.

                  (f) All obligations of Contributor arising from the ownership and operation of the Real Property, including, but not limited to, salaries and the like, have been paid as they became due or will be paid at or prior to Closing. Except for obligations for which provisions are made herein for assumption by Company or with respect to which a proration adjustment is made in Company's favor at Closing, there will be no obligations of Contributor with respect to, relating to or affecting the Real Property or any part thereof outstanding as of Closing which could give rise to a lien on or claim against or affecting the Real Property or any part thereof.

                  (g) Contributor has not received notice of, and Contributor has no actual knowledge of, any attachments, executions, assignments for the benefit of creditors or voluntary or involuntary proceedings in bankruptcy or under any other debtor relief laws contemplated by or pending or threatened against Contributor or the Real Property or any part thereof.

                  (h)  The matters set out in the rent roll attached hereto as
         Exhibit I are true and correct and are not misleading. The rent roll identifies all deposits made by, or credit for which is owed to, any tenant under any Tenant Lease except to the extent (if any) expressly stated on the rent roll. Each Tenant Lease identified or referred to therein is in full force and effect. Except as disclosed on Schedule 5.1(h) hereof, Contributor has not received any notice from any tenant alleging a default by Contributor or the landlord, and Contributor has






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         no actual knowledge of any default by or unperformed obligation of the landlord, under any of the Tenant Leases, and, to the best of Contributor's knowledge, no tenant under any of the Tenant Leases is in default thereunder.

                  (i) Contributor is the fee simple owner of the Real Property and the Improvements, subject to no restrictions, covenants, conditions, liens, claims, encumbrances, reservations, easements or other exceptions to title other than the Permitted Exceptions.

                  (j) Except as disclosed in Schedule 5.1(j) hereof Contributor has not received written notice of, and has no actual knowledge of, any existing condition with respect to the Real Property or Improvements (or any part thereof) or its operation which violates any law, ordinance, code, regulation or court or administrative order.

                  (k) Except as disclosed in Schedule 5.1(k) hereof, Contributor has not received written notice, and Contributor has no actual knowledge that the Real Property or the Improvements or any part thereof is being used for the storage or disposal of any hazardous or toxic materials or that any such materials are present on, under or in, or were released or discharged from, the Real Property or the Improvements in violation of applicable laws. To Contributor's actual knowledge, no hazardous or toxic materials now are or ever were placed or situated on, under or in, or were released or discharged from, the Real Property or the Improvements.

                  (l) No portion of the Real Property or the Improvements constitutes "plan assets" of any "employee benefit plan" as defined in
         Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or any "plan" as defined in Section 4975(e)(2) of the Internal Revenue Code of 1986, as amended.

                  (m) The data and information contained in each of the financial statements and operating reports relating to the Real Property and Improvements (or any part or parts thereof) hereto furnished by Contributor to Company are true and correct and are not misleading and do not omit any material information.

         Contributor shall promptly advise Company in writing if any representation or warranty contained in this Section 5.1 becomes false or misleading prior to the Closing; provided, however, that the delivery of such notification shall not waive, limit, diminish or affect the right of Company to object thereto (or except as expressly provided in this grammatical paragraph) any right or remedy of Company relating thereto. As a condition precedent to Company's obligations hereunder, the representations and warranties contained in this Section 5.1 shall be true and correct on the Closing Date. However, in the event of a breach hereof by Contributor or in the event Contributor has given Company written notice of a material change in any matter made the subject of the foregoing representations and warranties, Company's sole and exclusive remedy prior to Closing will be to (i) waive the default by Contributor and close the transaction contemplated hereby, without any reduction in the Purchase Price, or (b) terminate this Agreement. To the extent Company has received written notice from Contributor at or prior to Closing, that any one or more of the foregoing representations and warranties are not true and correct (the "Waived Representation(s)"), and Company consummates the transaction contemplated hereby, Company waives any claims against Contributor for a breach of a Waived Representation. Company's right to bring a claim against




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Contributor for breach of any representations and warranties contained herein shall survive until one (1) year after the Closing.

         Section 5.2. From the Effective Date until the Closing Date or earlier termination of this Agreement, Contributor shall:

                  (a) Operate the Real Property and Improvements, and continue its marketing and leasing efforts, in the same manner as heretofore, and use reasonable efforts to preserve for the benefit of Company the Tenant Leases and the relationships of Contributor and its tenants.

                  (b) Keep, maintain and repair the Real Property and Improvements in a good, safe, neat, clean and presentable condition, and comply in all material respects with all laws, ordinances, regulations, licenses, permits and court or governmental orders affecting the Property.

                  (c) Keep, observe and perform its obligations as landlord under the Tenant Leases, and as long as tenants are not in default thereunder, not cause the termination of any Tenant Lease nor alter, amend or otherwise modify or supplement any Tenant Lease without the prior written consent of Company.

                  (d) Not enter into any written or oral service contract or other agreement with respect to the Property that will not be fully performed on or before Closing, or that will not be cancelable by Company with thirty (30) days notice without liability on or after Closing without the prior written consent of Company.

                  (e) Promptly advise Company of any pending or threatened litigation, arbitration, administrative hearing or legislation before any governmental body or agency, or any tax increase or assessment, of which Contributor becomes aware, that concerns or could affect the Property or any part thereof.

                  (f) Not take or omit to take any action which would have the effect of violating any of the representations, warranties, covenants or agreements of Contributor contained herein.

                  (g) Not further encumber or allow the encumbrance of the title to the Property, or modify the terms or conditions of any existing encumbrances (other than Tenant Leases), if any, which will not be released at Closing, without in each case the prior written consent of Company.

         Contributor shall promptly advise Company in writing if any covenant contained in this Section 5.2 is breached prior to the Closing; provided, however, that the delivery of such notification shall not waive, limit, diminish or affect the right of Company to object thereto or any right or remedy of Company relating thereto. As a condition precedent to Company's obligations hereunder, the covenants contained in this Section 5.2 shall have been fully performed at all times up to and including the Closing Date.


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                                   ARTICLE 6.
                Inspection and Audit; Company's "Due Diligence"

         Section 6.1 The Contributor agrees that from the Effective Date until Closing, Company, personally or through its authorized agents, designees or representatives, shall be entitled to enter upon the Real Property and into the Improvements to conduct such physical and environmental and other inspections, independent appraisals, and other tests, examinations and studies of the Property as Company desires, (but only upon twenty-four (24) hours prior notice to Contributor), during business hours and provided that such inspections do not interfere with rights of tenants under the Tenant Leases or Contributor's operation of the Property. Contributor agrees to provide Company with all access described in this Section and to facilitate Company's entry and conduct of its inspections and tests. Company agrees to indemnify and hold Contributor harmless of and from any claim for physical damages or physical injuries arising from Company's inspection of the Property, and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify shall survive Closing or any termination of this Agreement.

         Section 6.2 Contributor agrees that all times until the Closing occurs, promptly in response to Company's reasonable request therefor Contributor will make available and deliver to Company and Company's agents, representatives and designees all reports, financial statements, operating statements, contracts, permits, licenses, Tenant Leases, records, files and writings of any and every kind whatsoever that relate in any way directly or indirectly to the Property, the Real Property, the Improvements, any part of any thereof, any or all of the Tenant Leases, or the business or affairs of Contributor.

         Section 6.3 If Company, in its sole and unreviewable discretion, is not satisfied in any respect with any matter relating in any way directly or indirectly to the Property or any component or aspect thereof, Company may give Contributor a notice (a "Due Diligence Termination Notice") at any time before the Closing terminating this Agreement, in which event this Agreement will be terminated without liability of or to either party and neither party shall have any further obligations hereunder other than those that expressly survive the termination of this Agreement.

                                   ARTICLE 7.
                 Conditions Precedent to Obligations of Company

         Section 7.1 The satisfaction of each and every one of the following shall be a condition precedent to Company's obligation to close hereunder:

                  (a) the representations and warranties of Contributor contained in Section 5.1 shall have been true and correct on the Effective Date and on the Closing Date;

                  (b) Contributor shall have performed and complied with all of its covenants, agreements and undertakings contained in Section 5.2 or elsewhere herein;

                  (c) There shall not have occurred any material damage to or change in the condition of any component or part of the Real Property or Improvements since the Effective Date;


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                  (d)  There shall not be pending or threatened any condemnation or proceeding in the nature of eminent domain affecting all or any part of the Real Property;

                  (e) Contributor shall have delivered to Company the commitment for the Title Policy, the Survey, all of the documents described in Section 8.2 hereof and all other documents, writings and things which, under any provision of this Agreement, Contributor is to deliver to Company at or before the Closing;

                  (f) Company shall have failed to deliver a "Due Diligence Termination Notice" to Contributor before the Closing;

                  (g) The closings shall have occurred, or shall simultaneously be occurring, under all of the Related Agreements; and

                  (h) All other conditions precedent (if any) to Contributor's obligation to close, as set out in any provision of this Agreement, shall have been satisfied.

         Section 7.2 If any condition precedent to Company' s obligation to close hereunder is not timely satisfied, then Company may elect, in its sole discretion, to waive any such defect or requirement and close the transaction contemplated herein or terminate this Agreement without liability and neither party shall have any further obligations hereunder other than those that expressly survive the termination of this Agreement.

                                   ARTICLE 8.
                                    Closing

         Section 8.1 The Closing hereunder shall take place at the offices of Contributor unless otherwise agreed between the parties in writing, on or before the Closing Date, unless the Closing Date shall be extended by agreement by Company and Contributor in writing in accordance with the terms hereof.

         Section 8.2 At the Closing, Contributor shall deliver or cause to be delivered to Company each of the following items, each duly executed by Contributor as required and in form and substance satisfactory to Company:

                  (a) A bargain and sale deed, in the form of Exhibit "B" attached hereto, duly executed and acknowledged by Contributor, and in form for recording, conveying good and indefeasible fee simple title in the Real Property and Improvements to Company, subject only to the liens securing the Assumed Loan Balance of the Assumed Loan and, with respect to each specific land parcel and the improvements situated thereon, the Permitted Exceptions that apply to that particular parcel as set out on Exhibit H attached hereto.

                  (b) A bill of sale, in the form of Exhibit "C" attached hereto, with a list of the Personal Property attached, duly executed by Contributor, conveying to Company the Personal Property.

                  (c) Executed originals of all Tenant Leases to the extent in Contributor's possession and, as to any Tenant Lease for which the executed original is not in Contributor's possession, a true photocopy of the actual signed lease (each to be delivered at the respective property), together with an assignment, in the form of Exhibit "D" attached hereto, duly executed and acknowledged by Contributor and in recordable form, assigning to Company all the Tenant Leases and all security deposits held pursuant to the Tenant Leases.

                  (d)  The Loan Assumption Documents.

                  (e) Letters addressed to each tenant under each Tenant Lease, in the form of Exhibit "E" attached hereto, conforming to the requirements of applicable state law and advising of the change of ownership of the Property, the transfer of the security deposits (to the extent the same are transferred) to Company, and informing such tenant to make future rental payments to the person, at the address, designated by Company.

                  (f) An assignment, in the form of Exhibit "F" attached hereto, duly executed by Contributor, assigning to Company (i) all of Contributor's rights and benefits under any Miscellaneous Agreements affecting the Property, (ii) all warranties, guaranties, and bonds applicable to the Property or any part thereof, without representation or warranty by Contributor, and (iii) all of Contributor's right, title, and interest in the Trade Names without representation or warranty by Contributor.

                  (g) To be delivered at each respective property, all keys to all locks on the Real Property or Improvements (and an accounting for keys in possession of others); all books, records, files, documents, reports, advertising materials, and correspondence pertaining to the Property; all documents in the possession of the Contributor pertaining to tenants of the Property, including, but not by way of limitation, all applications, correspondence and credit reports relating to each such tenant.

                  (h) A Certification in a form of Exhibit "G" attached hereto, duly executed by the Contributor under penalties of perjury, containing the following:

                       (i) The Contributor's U.S. Taxpayer Identification Number and business address; and

                       (ii) A statement that the Contributor is not a foreign person within the meaning of Sections 1445 and 7701 of the Internal Revenue Code and applicable regulations.

         In the event that the Contributor fails to deliver such Certification at Closing or the Contributor delivers such Certification but the Company has actual knowledge that such Certification is false or the Company receives notice that the Certification is false from any agent of the Company or the Contributor, the Company shall be entitled to withhold from the Purchase Price a sum equal to ten percent (10%) of the total amount which otherwise would have been realized by the Contributor from such sale, which sum will be paid by the Company to the United States Treasury pursuant to the requirements of Section 1445 of the IRC and the regulations promulgated thereunder.

                  (i) Such evidence or documents as may reasonably be required by Company or the title insurance company issuing the Title Policy evidencing the status and capacity of

         Contributor and the authority of the person or persons who are executing the various documents on behalf of Contributor in connection with the sale of the Property.

                  (j) The amount of any deposits or fees or prepaid rent, both refundable and non-refundable, held by the Contributor pursuant to provisions of any Tenant Leases.

                  (k) A written guaranty of payment executed by Camden Property Trust in favor of Company, guaranteeing the payment by Contributor of any of its obligations and liabilities to Company under this Agreement as to which claims are asserted, and are permitted to be asserted, by Company after the Closing.

                  (l) A closing settlement statement acceptable to Contributor and Company, duly signed by Contributor.

                  (m) All other items comprising the Property and all other documents, agreements, certificates, writings or items that any provision of this Agreement obligates Contributor to deliver to Company.

                  (n) All other declarations (including, without limitation, transfer tax declarations), documents, instruments and writings that are required by law to be, or are customarily, executed or delivered by sellers of multifamily residential real estate properties in connection with the sale or conveyance thereof.

         Section 8.3 At the Closing, Company shall deliver to Contributor the following items, each duly executed by Company as required:

                  (a)  The Cash Payment.

                  (b)  The Loan Assumption Documents.

                  (c) Any of the conveyance documents described in Section 8.2 that require the signature of Company.

                  (d) Such evidence or documents as may reasonably be required by Contributor evidencing the status and capacity of Company and the authority of the person or persons who are executing the various documents on behalf of Company in connection with the sale of the Property.

                  (e) A closing settlement statement acceptable to Contributor and Company, duly signed by Contributor.

         Section 8.4 At Closing, the following items shall be adjusted or prorated between Contributor and Company, such prorations to be made effective as the Closing Date (Seller receiving the benefit and burden thereof):

                  (a) Rents collected for month in which Closing occurs shall be prorated. No proration shall be made for rents not collected as of the Closing Date and Company shall have no liability to Contributor for such delinquent rents; provided, however, that if

         Company collects after Closing any rents which are owing to the Contributor by tenants of the Property and specifically designated by the payor thereof for periods prior to the Closing Date, and if at that time all other rents due or payable from those tenants are fully and currently paid (Company shall be entitled to apply all rental payments to the latest period for which rentals are due), Company shall promptly remit to Contributor that portion of such rental payments as is allocable to the period before the Closing. This provision shall not be deemed an obligation, express or implied, by or on behalf of Company to take any action to collect such rents.

                  (b) Taxes, ad valorem, personal or otherwise, for the Property for the current calendar year shall be prorated. The Contributor's pro rata portion of such taxes shall be based upon taxes actually assessed for the current calendar year. If, for any reason, taxes for the current calendar year have not been assessed on the Property such proration shall be estimated based upon the most recently published tax rate and valuation for the Property for calendar year in which the Closing Date occurs, and adjusted within thirty (30) days following the date when exact amounts are available and such adjustment provision shall expressly survive the closing hereof.

                  (c) All other income and ordinary operating expenses for or pertaining to the Property, public utility charges, maintenance, service charges, and all other normal operating charges of the Property shall be prorated.

         In the event any adjustments pursuant to this Section 8.4 are, subsequent to Closing, found to be erroneous, then either party hereto who is entitled to additional monies shall invoice the other party for such additional amounts as may be owing, and such amount (reduced by any monies due to the other party) shall be paid within ten (10) days from receipt of the invoice. This covenant shall survive the Closing of the sale contemplated hereby.

         Section 8.5 Neither this Agreement, nor any of the rights and obligations hereunder, may be assigned by Company without Contributor's prior written consent, which may be withheld in Contributor's sole and absolute discretion. The preceding sentence shall not apply to, or reflect or limit in any way, the admission of new or additional members into Company.

         Section 8.6 Exclusive possession of the Property shall be delivered to Company by Contributor at the Closing, subject only to the rights of tenants under the Tenant Leases and subject to the Permitted Exceptions.

         Section 8.7 Contributor shall pay for the Title Policy, the Survey, and all transfer taxes relating to the transactions contemplated hereby. All other costs and expenses (if any) in connection with the transaction contemplated by this Agreement shall be borne by Contributor and Company in the manner in which such costs and expenses are customarily allocated between the parties at closings of multifamily residential real property similar to the Property in the Las Vegas, Nevada area. Except as specifically provided in
Section 10.5 hereof, each party hereto shall pay its own attorneys' fees and expenses incurred in the preparation and negotiation of this Agreement and the Closing of the transaction contemplated hereby.

                                   ARTICLE 9.
                              Remedies of Default

         Section 9.1 In the event of Contributor's default hereunder, Company may elect, at its option, as its sole and exclusive remedies, either to (a) terminate this Agreement; or (b) if Contributor's default arises out of its alleged failure to perform its obligation to convey title on the Closing Date, enforce specific performance hereunder against Contributor.

         Section 9.2 In the event that Contributor is unable to consummate the sale contemplated hereby due to a default by Company, then, as Contributor's sole and exclusive remedy and relief, Contributor shall be entitled to the Cash Payment as liquidated damages for Company's default. Such amount is agreed upon by and between the Contributor and the Company as liquidated damages, due to the difficulty and inconvenience of ascertaining and measuring actual damages, and the uncertainty thereof; and no other damages, rights or remedies shall in any case be collectible, enforceable or available to the Contributor other than as specified in this Article 9, but the Contributor shall accept said Cash Payment as the Contributor's total damages and relief. If Company fails to timely deliver the Cash Payment, Contributor shall have all rights at law or equity against Company for its default.

         Section 9.3 Notwithstanding the provisions of Sections 9.1 and 9.2 above, in the event that after Closing a party (the "Defaulting Party") breaches an obligation hereunder which is expressly stated herein to survive Closing, the Defaulting Party shall be liable to the other party (the "Non-Defaulting Party") for the damages incurred by the Non- Defaulting Party as a result of such breach.

         Section 9.4 Contributor and Company specifically acknowledge and agree that any limitation on remedies set forth in this Article 9 does not apply to the express hold harmless and indemnification agreements set forth in this Agreement or to the amounts recoverable pursuant to Section 10.5 hereof.

                                  ARTICLE 10.
                                 Miscellaneous

         Section 10.1 All notices, demands, or other communications of any type (herein collectively referred to as "Notices") given by the Contributor or required to be given to the Company or by the Company to the Contributor, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be in writing and given in accordance with the provisions of this Section 10.1. All notices shall be delivered or sent either in person, by facsimile, by nationally recognized overnight courier, or by United States Mail, as a registered or certified item, return receipt requested. Notices delivered by mail shall be deemed given on the third business day after being deposited in a post office or other depository under the care or custody of the United States Postal Service, enclosed in a wrapper with proper postage affixed, addressed, as follows:

         If to Contributor:       Camden Subsidiary, Inc.
                                  c/o Camden Property Trust
                                  3200 Southwest Freeway, Suite 1500
                                  Houston, Texas  77027
                                  Attention:  Richard J. Campo
                                  Telephone No.:  (713) 964-3555
                                  Facsimile No.:  (713) 964-3599

         With a copy to:          Elizabeth Pringle Johnson, Esq.
                                  Camden Property Trust
                                  3200 Southwest Freeway, Suite 1500
                                  Houston, Texas  77027
                                  Telephone No.:  (713) 964-3555
                                  Facsimile No.:  (713) 964-3590

         and a copy to:           Robert M. Berger, Esq.
                                  Mayer, Brown & Platt
                                  190 South LaSalle Street, Suite 3100
                                  Chicago, IL 60603
                                  Telephone No.: (312) 701-7272
                                  Facsimile No.: (312) 701-7711

                                  Stephen B. Hansen
                                  Schroder Real Estate Associates, Inc.
                                  437 Madison Avenue
                                  New York, New York 10022
                                  Telephone No.: (212) 940-3600
                                  Facsimile No.: (212) 732-5144

         If to the Company, as follows:

                                  Sierra-Nevada Multifamily Investments, LLC
                                  c/o Camden Property Trust
                                  3200 Southwest Freeway, Suite 1500
                                  Houston, Texas  77027
                                  Attention:  Richard J. Campo
                                  Telephone No.:  (713) 964-3555
                                  Facsimile No.:  (713) 964-3599

         With a copy to:          Elizabeth Pringle Johnson, Esq.
                                  Camden Property Trust
                                  3200 Southwest Freeway, Suite 1500
                                  Houston, Texas  77027
                                  Telephone No.:  (713) 964-3555
                                  Facsimile No.:  (713) 964-3590
         and a copy to:           Robert M. Berger, Esq.
                                  Mayer, Brown & Platt
                                  190 South LaSalle Street, Suite 3100
                                  Chicago, IL 60603
                                  Telephone No.: (312) 701-7272
                                  Facsimile No.: (312) 701-7711

                                  Stephen B. Hansen
                                  Schroder Real Estate Associates, Inc.
                                  437 Madison Avenue
                                  New York, New York 10022
                                  Telephone No.: (212) 940-3600
                                  Facsimile No.: (212) 732-5144

Notice given in person, by facsimile or by overnight courier shall be deemed given upon receipt. Either party hereto may change the address for notice specified above by giving the other party ten (10) days advance written notice of such change of address.

         Section 10.2 This Agreement shall be construed and interpreted in accordance with the laws of the State of Nevada. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms "heirs, executors, administrators and assigns" shall include "successors, legal representatives and assigns."

         Section 10.3 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement may not be modified or amended except by an agreement in writing signed by the Contributor and the Company, a copy of which has been delivered to Messrs. Hansen and Berger at their respective addresses set out in Section 10.1 above. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions or obligations, a copy of which waiver has been delivered to Messrs. Hansen and Berger at their respective addresses set out in Section 10.1 above.

         Section 10.4  Time is of the essence of this Agreement.

         Section 10.5 In the event it becomes necessary for either party hereto to file a suit to enforce this Agreement or any provisions contained herein, the party prevailing in such action (as determined by the court) shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys' fees and court costs, including appellate costs, incurred in such suit.

         Section 10.6 The descriptive headings of the several Articles, Sections and Paragraphs contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

         Section 10.7 This Agreement, including the Exhibits hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement or condition not expressed in this Agreement shall be binding upon the parties hereto or shall affect or be effective to interpret, change or restrict the provisions of this Agreement.

         Section 10.8 Multiple originals of this Agreement have been executed by the parties hereto. Each such executed original shall have the full force and effect of an original executed instrument. Signature pages from the multiple originals may be assembled to form one document. This Agreement may be executed in multiple counterparts, all of which when taken together shall constitute one and the same agreement.

         Section 10.9 Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State of Nevada, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5:00 o'clock p.m. (Central Time).

         Section 10.10 If any term or provision of this Agreement which would not deprive the parties of the benefit of the bargain shall be held to be invalid, illegal, unenforceable or inoperative as a matter of law, the remaining terms and provisions of this Agreement shall not be affected thereby, but each such remaining term and provision shall be valid and shall remain in full force and effect.

         Section 10.11 Each party hereto acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement has been jointly drafted and shall be construed as having been jointly drafted by each party hereto. Accordingly, the rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

         Section 10.12 In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by Contributor and Company, both Contributor and Company hereby agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered at the Closing or after the Closing, such further acts, deeds and assurances as the other party hereto may reasonably require to (a) evidence and vest in Company the ownership of, and title to, all of the Property in accordance with the terms hereof, and
(b) consummate the transactions contemplated hereunder.

         Section 10.13 Each party agrees to reasonably cooperate with the other in connection with any attempted "tax deferred exchange" by the other party, as may be allowed or permitted under Section 1031 of the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as such may have been or may in the future be amended, including the execution of various assignments or notices of assignments to qualified intermediaries as may be required to effect such a transaction; provided, however, that the Company will not be obligated to bear or incur any costs or expenses in connection with such transaction and shall be indemnified and held harmless by Contributor from, against and with respect to all aspects of any such exchange and the results or consequences thereof and all matters arising therefrom. Additionally, the accomplishment of a tax deferred exchange shall in no event be a condition to the Closing.

         Section 10.14 THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE FEDERAL LAWS OF THE UNITED STATES AND THE LAWS OF THE STATE OF NEVADA.

         Section 10.15 Each party hereto represents to the other that such respective party has not authorized any broker or finder to act on its behalf in connection with the contribution hereunder. Each party hereto agrees to indemnify, defend, and hold harmless the other party from and against any and all claims, losses, damages, costs, or expenses (including, but not limited to, reasonable attorney's fees) of any kind or character arising out of or resulting from any agreement, arrangement, or understanding alleged to have been made by such party with any broker or finder in connection with this Agreement or the transaction contemplated hereby. This Section 10.15 shall survive the Closing or any earlier termination of this Agreement.

                                  ARTICLE 11.
                            Disclaimers and Waivers

         Section 11.1 Except as expressly set forth in Section 5.1 hereof, Contributor makes no representation or warranty as to the truth, accuracy or completeness of any of the materials, data or information delivered by Contributor to Company in connection with the transaction contemplated hereby. Company acknowledges and agrees that except as set forth in Section 5.1, all materials, data and information delivered by Contributor to Company in connection with the transaction contemplated hereby is provided to Company as a convenience only, that such materials, data and information may be incomplete or inaccurate, that Contributor is released from all claims and liability arising out of or relating to such materials, data and information, and that any reliance on or use of such materials, data or information by Company shall be at the sole risk of Company. Company acknowledges that Contributor makes no representation or warranty as to Contributor's compliance with the American With Disabilities Act of 1990 or any amendments or regulations related thereto.

         Section 11.2 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, SECTION 5.1 HEREOF) AND AS MAY HEREAFTER BE SET FORTH IN ANY OF THE EXHIBITS HERETO, IT IS UNDERSTOOD AND AGREED AS FOLLOWS:
THAT CONTRIBUTOR IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING BUT NOT LIMITED TO, WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (OTHER THAN CONTRIBUTOR'S WARRANTY OF TITLE TO BE SET FORTH IN THE DEED AND ANY OTHER WARRANTY OR REPRESENTATION BY CONTRIBUTOR TO BE CONTAINED IN ANY OF THE OTHER EXHIBITS HERETO), ZONING, TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITION (INCLUDING THE PRESENCE OF ASBESTOS), UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE ITEMS DELIVERED TO COMPANY OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF CONTRIBUTOR TO COMPANY, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY; THAT UPON CLOSING CONTRIBUTOR SHALL CONVEY TO COMPANY AND COMPANY SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS;"

COMPANY WILL NOT RELY ON, AND CONTRIBUTOR IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO MADE OR FURNISHED BY CONTRIBUTOR, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT CONTRIBUTOR, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, VERBALLY OR IN WRITING EXCEPT AS SET OUT IN THIS AGREEMENT; COMPANY REPRESENTS TO CONTRIBUTOR THAT COMPANY HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS COMPANY DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OF CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF CONTRIBUTOR OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO EXCEPT AS SET OUT IN THIS AGREEMENT; UPON CLOSING, COMPANY SHALL ACCEPT THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY COMPANY'S INVESTIGATIONS, AND COMPANY, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED CONTRIBUTOR FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH COMPANY MIGHT HAVE ASSERTED OR ALLEGED AGAINST CONTRIBUTOR AT ANY TIME BY REASON OF OR ARISING OUT OF ANY CONSTRUCTION DEFECTS, PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY EXCEPT AS SET OUT IN THIS AGREEMENT; COMPANY ACKNOWLEDGES THAT THE PURPOSE OF THIS
SECTION IS FOR COMPANY, TO THE FULLEST EXTENT POSSIBLE AT LAW, TO WAIVE, RELINQUISH, RELEASE AND DISCLAIM, ANY CLAIM OR LIABILITY OF OR AGAINST CONTRIBUTOR AS THE RESULT OF ANY CONDITION OR STATE OF FACTS RELATING OR PERTAINING TO THE PROPERTY ON THE CLOSING DATE, EXCEPT AS SET OUT IN THIS AGREEMENT.

         Section 11.3. All of the terms, provisions, releases and covenants set forth in this Article 11 shall survive the Closing and not be merged therein.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement to be effective as of the Effective Date.

         EXECUTED on this the 26th day of June, 1998, by Company.



                                  SIERRA-NEVADA MULTIFAMILY
                                  INVESTMENTS, LLC, a Delaware limited liability company

                                  By:   Camden Subsidiary, Inc., Manager


                                        By: /s/ G. Steven Dawson
                                           -------------------------------------
                                           G. Steven Dawson, Vice President


         EXECUTED on this the 26th day of June, 1998, by Contributor.


                                  CAMDEN SUBSIDIARY, INC.,
                                  A DELAWARE CORPORATION


                                  By: /s/ G. Steven Dawson
                                      ------------------------------------------
                                      G. Steven Dawson, Vice President